PRESS RELEASE                                Source: Circle Group Holdings, Inc.
CIRCLE GROUP REPORTS THAT NESTLE HAND-HELD FOODS GROUP IS NO LONGER USING Z-TRIM IN THE MANUFACTURE OF ITS LEAN POCKETS BRAND SANDWICHES DUE TO AN INABILITY TO MEET DELIVERY REQUIREMENTS Friday October 15, 5:00 pm ET

MUNDELEIN, Ill., Oct. 15 /PRNewswire-FirstCall/ -- Circle Group Holdings, Inc. (Amex:CXN - NEWS) today acknowledged a report published last week that Nestle Hand-held Foods Group is no longer using Z-Trim in the manufacture of its Lean Pockets brand sandwiches. The Company's subsidiary FiberGel Technologies was unable to meet Nestle's substantially increased order demand of 215,000 pounds, due to insufficient production capacity. After fulfilling less than 10% of the increased order, the company struggled to meet the delivery requirements. Nestle announced it will now use "alternative ingredients". FiberGel has no expectation of delivering Z-Trim to Nestle Hand-held Foods Group through year-end.

"While the Company acknowledges that it was unable at the time, to meet the increased demand of Nestle Hand-held Foods Group, Circle Group also reported that FiberGel's new Mundelein production facility is now operational and the Company has commenced shipments of both Z-Trim and Z-Bind to other customers", said a Company spokesperson.

About Circle Group Holdings, Inc.

Circle Group Holdings, Inc. (Amex: CXN - NEWS; http://www.crgq.com) is a pioneer of emerging technology companies. The Company provides small business infrastructure, funding and substantial intellectual capital to bring important and timely life-changing technologies to market through all early phases of the commercialization process. All Company press releases are available at http://www.crgq.com/html/breakingnews.html.

About FiberGel Technologies

FiberGel owns the worldwide rights to Z-Trim for all fields of use. Invented over many years by Outstanding Senior Research Scientist Dr. George Inglett (http://www.thesoydailyclub.com/research/ars2132002.asp) at the United States Department of Agriculture (USDA), Z-Trim is a patented, zero calorie, multi-functional, fiber food ingredient from corn that lowers carbs, calories, and fat in most foods without affecting taste or texture. For more information about FiberGel Technologies, visit http://ztrim.com.

About Z-Amaize Technologies, Inc.

Z-Amaize is a wholly owned subsidiary of Circle Group Holdings created to market its line of Z-Bind industrial adhesive resin and polymer extenders for use by the plywood, concrete and construction industries. Z-Bind emerged from research performed by its FiberGel Technologies product development group and represents a new line of affordable and environmentally friendlier adhesives. For more information about Z-Bind visit http://www.crgq.com/zbind.

About ThraxVac

ThraxVac is an Anthrax/Bacterial Spore Collection and Elimination device technology developed at the U.S. Department of Energy's Brookhaven National Laboratory, Department of Energy Science & Technology, by Dr. Carl J. Czajkowski and Dr. Barbara Panessa-Warren under its federally funded Threat Reduction Program. Circle Group acquired the worldwide rights to the patent- pending ThraxVac Technology, a flexible device that simultaneously captures and kills Anthrax and other Bacterial Spore biohazards. The device's novel second stage "tricks" captured spores into germinating thus, rendering themselves vulnerable. In the third stage, the stream of newly activated spores is exposed to alpha particle bombardment via a small, safe, self- contained, low-level polonium source that damages the spores' DNA containing protoplast -- effectively killing the spore and making it incapable of germinating or producing infection. http://www.crgq.com/thraxvac


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About Mini-Raman Lidar

Circle Group Holdings, Inc. acquired the worldwide rights to The Mini- Raman Lidar system, a patented short-range tool to screen unknown substances in the field, which was developed by Brookhaven National Laboratory DOE. The Mini-Raman Lidar system (MRLS), is an outgrowth of ongoing research in Raman Lidar, can be used to look for chemicals resulting from chemical, or biological weapons, narcotics or other illegal drug processing, and accidents involving hazardous materials on any surface (e.g., ground, buildings, clothing, vegetation). Chemicals are identified through analysis of the Raman scattering generated by laser illumination of the target area. Mini-Raman Lidar holds great benefits to the nation as a first-use response technology in the event of a chemical or biological weapons attack, as a crime-scene analysis tool, and as a mapping and analysis technology for environmental investigations. Not only does Raman scattering provide unique fingerprints by which unknown substances can be identified, but the overall Lidar system also provides for non-contact analysis -- a significant safety feature for law enforcement and emergency response personnel. http://www.crgq.com/mrls

Forward-Looking Statements

Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as "believes," "anticipates," "plans," or "expects," and other statements which are not historical facts contained in this release are forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements. Reference is made to the Company's filings with the Securities and Exchange Commission for a more complete discussion of such risks and uncertainties.

     Contact: Steve Cohen
     Voice:   847-549-6002
     Email:   IR@CRGQ.COM